FORM 8-A/A

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Digital Impact, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	94-3286913
(State of incorporation or organization)	(IRS Employer I.D. No.)

177 Bovet Road, San Mateo, California 94402
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

None.	None.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates (if applicable):  Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

We hereby amend our Form 8-A filed on March 7, 2005, related to the Preferred Stock Rights Agreement (the “Rights Agreement”) dated as of March 4, 2005 between the Registrant (the “Company”) and Computershare Investor Services LLC, as Rights Agent (“Computershare”), to add the items set forth below.   Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement, as amended.

Item 1.                    Description of Registrant’s Securities to be Registered.

On March 25, 2005, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Acxiom Corporation, a Delaware corporation (“Acxiom”), and Adam Merger Corporation, a Delaware corporation and wholly owned subsidiary of Acxiom (“Merger Sub”), pursuant to which Acxiom will cause Merger Sub to commence an offer to purchase any and all the outstanding shares of common stock of the Company, including the Rights (as defined in the Rights Agreement) issued pursuant to the Rights Agreement (the “Offer”) and following such purchase, Merger Sub will be merged with and into the Company (the “Merger”). In connection with the Merger Agreement, the Company and Computershare entered into Amendment No. 1 to the Rights Agreement dated March 24, 2005 (the “Amendment”).  The effect of the Amendment is to permit the execution of the Merger Agreement and the performance and consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, without triggering the separation or exercise of the Rights or any adverse event under the Rights Agreement.

The Amendment generally provides that (i) Acxiom shall not be an Acquiring Person under the Rights Agreement solely by virtue of entering into the Merger Agreement and the performance of the transactions contemplated thereby, including the Merger and the Offer and (ii) the entry into the Merger Agreement, the Merger, the Offer and the performance of the transactions contemplated thereby shall not result in the grant of Rights to any person under the Rights Agreement or enable or require the Rights to be exercised, distributed or triggered.

The Amendment is filed as Exhibit 4.3 hereto and is incorporated herein by reference. The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2.                    Exhibits.

3.1           Amended and Restated Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware on November 22, 1999.(1)

3.2           Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock of the Registrant, as filed with the Secretary of State of the State of Delaware on March 7, 2005.(1)

3.3           Bylaws of the Registrant.(2)

4.1           Preferred Stock Rights Agreement, dated as of March 4, 2005, by and between the Registrant and Computershare Investor Services LLC, including the form of Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.(1)

4.2           Amended and Restated Investor Rights Agreement, incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-87299) originally filed with the Securities and Exchange Commission on September 17, 1999, as subsequently amended.(2)

4.3           Amendment No. 1 to Preferred Stock Rights Agreement dated as of March 24, 2005, by and between the Registrant and Computershare Investor Services LLC.

(1)  Incorporated by reference to the corresponding exhibit to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 7, 2005.

(2)  Incorporated by reference to the corresponding exhibit to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-87299) originally filed with the Securities and Exchange Commission on September 17, 1999, as subsequently amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: March 28, 2005	DIGITAL IMPACT, INC.

	By:	/s/ DAVID OPPENHEIMER
David Oppenheimer
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware on November 22, 1999.(1)

3.2

Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock of the Registrant, as filed with the Secretary of State of the State of Delaware on March 7, 2005.(1)

3.3	Bylaws of the Registrant.(2)

4.1

Preferred Stock Rights Agreement, dated as of March 4, 2005, by and between the Registrant and Computershare Investor Services LLC, including the form of Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.(1)

4.2

Amended and Restated Investor Rights Agreement, incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-87299) originally filed with the Securities and Exchange Commission on September 17, 1999, as subsequently amended.(2)

4.3	Amendment No. 1 to Preferred Stock Rights Agreement dated as of March 24, 2005, by and between the Registrant and Computershare Investor Services LLC.

(1)  Incorporated by reference to the corresponding exhibit to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 7, 2005.

(2)  Incorporated by reference to the corresponding exhibit to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-87299) originally filed with the Securities and Exchange Commission on September 17, 1999, as subsequently amended.